Leatt Corp Announces Results for

Fourth Quarter and Full Year 2023

CAPE TOWN, South Africa, (March 13, 2024) - Leatt Corporation (OTCQB: LEAT),  a leading developer and marketer of head-to-toe protective equipment for Moto, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the fourth quarter and full year ending December 31, 2023. All financial numbers are in U.S. dollars.

Full Year and Fourth Quarter 2023 and Recent Highlights

• Revenues for 2023 were $47.24 million, down 38%, compared to 2022.

• Net income for 2023 was $803,159, down 92%, compared to 2022.

• Fourth quarter 2023 revenues were $9.80 million, down 10% compared to 2022.

• Cash and cash equivalents for 2023 increased 60% to $11.35 million, compared to $7.10 million in 2022.

• Cash flow from operations increased 116% to $6.66 million, compared to $3.09 million in 2022.

• Winner of 2024 Design & Innovation Award for MTB All Mountain 5.0 Jersey and MTB All Mountain 4.0 Pants

• Launched new line of Adventure Gear (ADV) for motorcycle riders at EICMA, Milan

Chief Executive Officer, Sean Macdonald, commented: "Although 2023 was a challenging year for the cycling and motorcycle industries, the fourth quarter presented the first indicators of a recovery in certain areas, and we remain extremely optimistic that ordering patterns will improve over time as participation remains strong, globally. The increase in our operating cashflow and our ability to remain profitable in a constrained environment is testament to our commitment to create long term shareholder value. We believe that our continued investment in a strong pipeline of innovative products, global industry talent, and Leatt® as a consumer brand will fuel future growth."

"Global revenues for 2023 were $47.24 million, a 38% decrease, when compared to a strong 2022, as dealers and distributors continued to regulate ordering levels in the context of elevated industry-wide inventory levels that are being digested as participation remains robust.  Revenues from international distributor sales were $33.27 million, a decrease of 44% year-over-year, and although revenues from dealer sales decreased by 26%, revenues from consumer direct sales grew by 18%, when compared to the same period in 2022.

"Revenues for the fourth quarter of 2023 were $9.80 million, a 10% decrease when compared to the 2022 fourth quarter. Although international revenues decreased by 15% during the fourth quarter as we continue to manage credit risk on a global level, dealer direct sales were encouraging, decreasing marginally by 2%, and consumer direct sales grew by 23%. We continue to strive to reach a wider group of consumers on a multi-channel basis that includes leveraging digital and traditional brick-and-mortar channels with our partners globally.

"This year we efficiently managed industry headwinds and the impact of sustained inflationary pressure.  We kept spending under control, increased our margins and re-enforced our sales and marketing team. We also launched an entirely new line of Adventure (ADV) gear designed for all-weather and all-terrain conditions, representing a new milestone for Leatt and moving us into a significant crossover market that includes a wide community of riders globally.

Founder and Chairman, Dr. Christopher Leatt, remarked: "We continue to strive for design excellence and innovation in all that we do despite the headwinds that we have experienced, as evidenced by our win of the 2024 Design and Innovation Award, this time for the MTB All Mountain 5.0 jersey and All Mountain 4.0 pants."

Financial Summary

Total revenues for the fourth quarter of 2023 were $9.80 million, down 10%, compared to $10.91 million for the fourth quarter of 2022.

Net loss for the fourth quarter of 2023 was ($1.46) million, or ($0.24) per basic and ($0.23) per diluted share, as compared to net loss of ($1.08) million, or ($0.18) per basic and ($0.17) per diluted share, for the fourth quarter of 2022.

Total revenues for the full year 2023 were $47.24 million, down 38%, as compared to $76.34 million for the full year of 2022. The decrease in global revenues is attributable to a $2.64 million decrease in neck brace sales, a $3.36 million decrease in helmet sales, a $6.81 million decrease in other products, parts and accessory sales and a $16.29 million decrease in body armor sales.

Net Income for the full year 2023 was $803,159, or $0.13 per basic share and $0.13 per diluted share, down 92%, compared to $9.96 million, or $1.71 per basic share and $1.62 per diluted share, for 2022.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At December 31, 2023, the Company had cash and cash equivalents of $11.35 million and a current ratio of 6:1.

Business Outlook

Mr. Macdonald added: "We remain optimistic about the progress that we continue to make towards a return to sustainable growth, as inventory continues to be digested and industry turbulence normalizes. We are in an industry that is adjusting, but participation remains strong, and our team remains energized about the future.

We believe that the fourth quarter of 2023 marks the beginning of a potential recovery period. Although revenues decreased by 10% during the quarter, we saw revenue growth in emerging market areas in Europe and domestic MOTO dealer sales in the United States increased marginally. Our E-commerce revenues overall grew by double digits, and we expect continued expansion in this area.

"We are also excited about ADV, our new Adventure line of motorcycle products, which represents a solid growth opportunity with a large total addressable market (TAM). It is our first ever entrance into the much wider global crossover motorcycle market, with products designed for a diverse community of riders around the world. We have developed core competencies that create significant opportunities to build new, innovative 'head-to-toe' offerings.

"Although we do still expect some headwinds in certain areas as industry consolidation continues in the short term, we are incredibly enthusiastic about the future of Leatt. We have a strong portfolio of innovative products in the market and in our development pipeline, a multi-channel sales organization that is growing and developing, and a robust balance sheet position to fuel brand and revenue growth."

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, March 13, 2024, to discuss the 2023 fourth quarter and full-year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13744705.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's ability to continue developing a pipeline of innovative products and global industry talent to fuel future growth of the Leatt brand; the general ability of the Company to achieve its commercial objectives, including development and growth of a multi-channel sales organization; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2023	December 31, 2022
	Audited	Audited
Current Assets
Cash and cash equivalents	$11,347,420	$7,102,945
Accounts receivable, net	6,970,322	12,839,597
Inventory, net	20,391,873	22,805,462
Payments in advance	664,754	1,047,137
Deferred asset, net	9,601	1,016,815
Income tax refunds receivable	623,081	-
Prepaid expenses and other current assets	2,297,934	2,878,112
Total current assets	42,304,985	47,690,068

Property and equipment, net	4,026,821	3,104,336
Operating lease right-of-use assets, net	845,209	1,092,170
Accounts receivable, net	309,947	-
Deferred tax asset, net	84,200	-

Other Assets
Deposits	36,210	40,796

Total Assets	$47,607,372	$51,927,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,202,368	$6,011,390
Notes payable, current	112,858	108,398
Operating lease liabilities, current	299,432	280,743
Deferred compensation, current	-	400,000
Income taxes payable	-	3,382,700
Short term loan, net of finance charges	1,135,761	1,030,196
Total current liabilities	6,750,419	11,213,427

Notes payable, net of current portion	30,652	141,967
Operating lease liabilities, net of current portion	545,777	811,427
Deferred tax liability, net	-	66,200

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 6,215,440 and 5,971,340 shares issued
and outstanding	130,553	130,309
Additional paid - in capital	10,745,384	10,645,497
Accumulated other comprehensive loss	(1,398,258)	(1,081,143)
Retained earnings	30,799,845	29,996,686
Total stockholders' equity	40,280,524	39,694,349

Total Liabilities and Stockholders' Equity	$47,607,372	$51,927,370

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

Revenues	$47,241,187	$76,335,539

Cost of Revenues	27,435,115	45,202,712

Gross Profit	19,806,072	31,132,827

Product Royalty Income	93,696	240,044

Operating Expenses
Salaries and wages	5,443,685	6,148,179
Commissions and consulting expenses	434,657	563,689
Professional fees	748,608	586,474
Advertising and marketing	4,127,798	3,342,791
Office lease and expenses	596,862	689,068
Research and development costs	2,526,550	2,179,996
Bad debt expense (recovery)	(10,288)	474,019
General and administrative expenses	3,438,746	3,273,346
Depreciation	1,174,664	1,098,433
Total operating expenses	18,481,282	18,355,995

Income from Operations	1,418,486	13,016,876

Other Expenses
Interest and other expenses, net	(39,138)	(13,550)
Total other expenses	(39,138)	(13,550)

Income Before Income Taxes	1,379,348	13,003,326

Income Taxes	576,189	3,042,873

Net Income Available to Common Shareholders	$803,159	$9,960,453

Net Income per Common Share
Basic	$0.13	$1.71
Diluted	$0.13	$1.62

Weighted Average Number of Common Shares Outstanding
Basic	5,992,072	5,821,119
Diluted	6,287,849	6,136,781

Comprehensive Income
Net Income	$803,159	$9,960,453
Other comprehensive income, net of ($18,000) and ($14,700)
deferred income taxes in 2023 and 2022
Foreign currency translation	(317,115)	(301,875)

Total Comprehensive Income	$486,044	$9,658,578

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Cash flows from operating activities
Net income	$803,159	$9,960,453
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	1,174,664	1,098,433
Deferred income taxes	(150,400)	(162,400)
Stock-based compensation	100,131	1,158,997
Bad debts reserve	(54,080)	452,037
Inventory reserve	122,456	(11,111)
Deferred asset allowance	(98,671)	105,071
Gain on sale of property and equipment	(2,817)	(23,006)
(Increase) decrease in:
Accounts receivable	5,923,355	(630,698)
Deferred asset	1,105,885	(1,121,886)
Inventory	2,291,133	(1,712,870)
Payments in advance	382,383	563,503
Prepaid expenses and other current assets	580,178	1,300,315
Income tax refunds receivable	(623,081)	-
Long-term accounts receivable	(309,947)	-
Deposits	4,586	(7,457)
Increase (decrease) in:
Accounts payable and accrued expenses	(809,022)	(8,606,281)
Income taxes payable	(3,382,700)	643,882
Deferred compensation	(400,000)	80,000
Net cash provided by operating activities	6,657,212	3,086,982

Cash flows from investing activities
Capital expenditures	(1,999,500)	(1,144,173)
Proceeds from sale of property and equipment	3,248	43,469
(Increase) decrease in short-term investments, net	-	58,262
Net cash used in investing activities	(1,996,252)	(1,042,442)

Cash flows from financing activities
Issuance of common stock	-	255,800
Proceeds from note payable	-	58,075
Repayment of notes payable to bank	(106,855)	(80,229)
Proceeds from short-term loan, net	105,565	55,171
Net cash provided by (used in) financing activities	(1,290)	288,817

Effect of exchange rates on cash and cash equivalents	(415,195)	(252,848)

Net increase in cash and cash equivalents	4,244,475	2,080,509

Cash and cash equivalents - beginning of period	7,102,945	5,022,436

Cash and cash equivalents - end of period	$11,347,420	$7,102,945

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$71,354	$58,825
Cash paid for income taxes	$4,534,605	$2,576,091

Other noncash investing and financing activities
Common stock issued for services	$100,131	$1,158,997